 Exhibit 10.24

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT is effective as of the date of the last signature hereto ("Effective Date") and is made by and between Healthways, Inc., a Delaware corporation (the "Company"), and the undersigned executive ("Executive"). This Agreement replaces and supersedes any other employment agreement between the Company and Executive.
WHEREAS, the Company desires that Executive serve or continue to serve in the role identified herein and Executive desires to hold such position under the terms and conditions of this Agreement; and
WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of Executive with the Company.
NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:
I.            EMPLOYMENT.  The Company hereby employs Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.
II.            TERM.  Executive's employment shall commence on the Effective Date and shall continue for a period of two (2) years (the "Initial Term").  After the Initial Term, Executive's employment will have no fixed term.
III.            POSITION. Executive shall serve as President – Network Solutions of the Company performing duties commensurate with the position and such additional duties as the Company shall determine from time-to-time.  Executive agrees to serve, without any additional compensation, as may be requested by the Board or the Company from time-to-time, as a director on the Board of Directors of the Company (the "Board") and/or the board of directors of any subsidiary of the Company, and/or in one or more officer positions with the Company and/or any subsidiary of the Company.  When Executive's employment is terminated for any reason, Executive will resign as a director and/or officer of the Company (and any of its subsidiaries).  All resignations shall be effective no later than the Date of Termination, as defined in Section VI.J.
IV.            DUTIES. Executive shall devote Executive's full working time and attention to the business and affairs of the Company.
V.            COMPENSATION
A.            Base Salary. Executive's initial base salary as of the Effective Date is $410,000.  The initial base salary and any increase is defined as the "Base Salary." The Base Salary is paid in accordance with the Company's normal payroll practices and subject to applicable taxes and withholding.
B.            Incentives: Any short term incentive or bonus ("Bonus") or long term incentive award will be determined and paid to Executive in accordance with the terms and conditions of the Company's Bonus plan and/or long term incentive plan, as applicable.
C.            Benefit Plans.  Executive shall be entitled to participate in all applicable benefit plans maintained by the Company.
VI.            TERMINATION OF EMPLOYMENT. The termination of Executive's employment and this Agreement may occur as follows:

A.            By Mutual Consent.  The Company and Executive may agree in writing to terminate this Agreement at any time.
B.            Death. Upon Executive's death, the Company shall pay (i) Executive's Base Salary due through the date of Executive's death, (ii) plus a pro-rata portion of any Bonus or other compensation to which Executive is otherwise entitled as of the time of Executive's death, which Bonus amount will be determined and paid after the end of the fiscal year for which the Bonus was in place.  Base Salary due shall be paid to Executive's designated beneficiary on a date chosen by the Company at its sole discretion; provided, that such date shall be within thirty (30) days of Executive's death. All outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall be treated in accordance with the terms of the award agreements to which the Company and Executive are parties at the time of Executive's death. All Company contributions to the Capital Accumulation Plan ("CAP") for the benefit of Executive shall be treated in accordance with the terms of the CAP in effect at the time of Executive's death. The Company shall pay to Executive's estate or beneficiaries, as the case may be, amounts payable under the Company's life insurance policies and other plans as they relate to benefits following Executive's death.  Except as expressly stated in this Section VI.B., the Company shall have no further obligation to any of Executive's representatives, estate, or heirs.
C.            Disability.
1.            By written notice, either party may terminate Executive's employment when:
a.            Executive suffers a physical or mental disability entitling Executive to long-term disability benefits under the Company's long-term disability plan, if any, or
b.            in the absence of a Company long-term disability plan, Executive is unable, as determined by the Company, to perform the essential functions of Executive's regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.
2.            In the event of termination of Executive's employment under this Section VI.C, Executive shall be entitled to receive:
a.            all Base Salary and benefits due to Executive through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) and a pro-rata portion of any Bonus or other compensation that Executive has earned as of the Date of Termination, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus was in place and paid in accordance with the terms of the Company's Bonus plan;
b.            an amount equal to Executive's Base Salary for a total of two (2) years following the Date of Termination following Executive's execution of a full release of claims in favor of the Company; provided, that such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for Executive to receive the payments described herein; and
c.            if permitted under the Company's group medical insurance, group medical benefits at the same rate as then in effect for the Company's employees for two (2) years after the Date of Termination.  The costs of the Company's portion of any premiums due under this Section VI.C.2.c shall be included in Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code").

3.            The amounts in Section VI.C.2.b. above shall be reduced by any disability insurance payments Executive receives as a result of Executive's disability, and shall be paid to Executive periodically at the Company's regular payroll dates commencing within sixty (60) days following the Date of Termination (such commencement date to be selected by the Company), provided that Executive has executed the release as described in Section VI.C.2.b.
4.            All outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall be treated solely in accordance with the terms of the award agreements to which the Company and Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of Executive shall be treated in accordance with the terms of the CAP as in effect on the Date of Termination.
D.            By the Company for Cause
1.            If Executive commits any of the following, the Company may terminate Executive's employment by written notice to Executive specifying the event(s) (each of which shall constitute "Cause" for termination):
a.            continued failure to substantially perform Executive's duties after written notice and failure to cure within sixty (60) days;
b.            conviction of a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage Executive's ability to effectively perform Executive's duties;
c.            theft or dishonesty;
d.            intoxication while on duty; or
e.            willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.
2.            If Executive's employment is terminated under this Section VI.D., Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination, and nothing more, subject to Section VI.D.3. and Section VI.D.4.
3.            The Company, in its sole discretion, may agree to accept a full release of claims in favor of the Company from Executive in return for which Company shall pay Executive a severance amount of six (6) months of Executive's Base Salary (payable periodically at the Company's regular payroll intervals, and commencing sixty (60) days following Executive's Termination) after Executive's execution of a full release of claims in favor of the Company.  Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination (the "For Cause Release Period") in order for Executive to receive severance benefits under this Section VI.D.3.  Nothing in this provision shall require Company to provide the six (6) months of severance or accept the release.
4.            All outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall be treated solely in accordance with the terms of the award agreements to which the Company and Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of Executive that have vested shall be paid out in accordance with the terms of the CAP as in effect on the Date of Termination. Executive shall not be entitled to receive any unvested Company contributions to the CAP.

E.            By the Company Without Cause
1.            Executive's employment may be terminated by the Company at any time without Cause by delivery of a written notice of termination to Executive. If Executive's employment is terminated under this Section VI.E., Executive shall be entitled to receive:
a.            all Base Salary and benefits due to Executive through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) and a pro-rata portion of any Bonus or other compensation that Executive has earned as of the Date of Termination, which Bonus or other compensation amount will be determined after the end of the fiscal year for which the Bonus was in place and paid in accordance with the terms of the Company's Bonus plan;
b.            an amount equal to Executive's Base Salary for a total of two (2) years following the Date of Termination upon Executive's execution of a full release of claims in favor of the Company; provided that such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for Executive to receive the payments described herein; and
c.            group medical benefits for two (2) years after the Date of Termination upon Executive's execution of a full release of claims in favor of the Company as described in Section VI.E.1.b. The costs of the Company's portion of any premiums due under this Section VI.E.1.c. shall be included in Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Code.
2.            The amounts in Section VI.E.1.b. and VI.E.1.c. above shall be paid to Executive periodically at the Company's regular payroll dates commencing within sixty (60) days following the Date of Termination (the commencement date will be determined by the Company) provided that Executive has executed the release as described in Section VI.E.1.b.
3.            All outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall be treated solely in accordance with the terms of the award agreements to which the Company and Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.
F.            By Executive for Good Reason
1.            Executive's employment may be terminated by Executive by written notice of Executive's resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for resignation and together shall be "Good Reason Events":
a.            a material reduction in Executive's Base Salary (unless such reduction is part of an across-the-board reduction affecting all Company executives with a comparable role or title); and

b.            a requirement by the Company to relocate Executive to a location that is greater than twenty-five (25) miles from the location of the office in which Executive performs Executive's duties hereunder at the time of such relocation; and
c.            in connection with a Change in Control, a failure by the successor person or entity, or the Board, to honor this Agreement or to present Executive with an employment agreement containing provisions substantially similar to this Agreement or otherwise satisfactory to Executive and which is executed by Executive.
2.            Executive shall give the Company written notice of Executive's intention to resign for Good Reason within sixty (60) days after the occurrence of one of the Good Reason Events.  The notice must state with reasonable specificity the Good Reason Event. Thereafter, the Company shall have sixty (60) days (the "Cure Period") to rescind the Good Reason Event(s).  If the Company rescinds the Good Reason Event(s) within the Cure Period, Executive no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then Executive may resign for Good Reason as long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period; otherwise the right to resign on the basis of such Good Reason Event(s) shall be deemed to have been waived.   If Executive resigns for Good Reason as defined in this Section VI.F., Executive shall be entitled to receive:
a.            all Base Salary and benefits due to Executive under this Agreement through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) and a pro-rata portion of any Bonus or other compensation that Executive has earned as of the Date of Termination, which Bonus amount will be determined after the end of the fiscal year for which the Bonus was in place and paid in accordance with the terms of the Company's Bonus plan;
b.            an amount equal to Executive's Base Salary for a total of two (2) years following the Date of Termination upon Executive's execution of a full release of claims in favor of the Company; provided, that such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for Executive to receive the benefits described herein; and
c.            group medical benefits for two (2) years after the Date of Termination upon Executive's execution of a full release of claims in favor of the Company as described in Section VI.F.2.b.  The costs of the Company's portion of any premiums due under this Section VI.F.2.c. shall be included in Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Code.
3.            The amounts in Section VI.F.2.b. and VI.F.2.c. above shall be paid to Executive periodically at the Company's regular payroll dates commencing within sixty (60) days following the Date of Termination (the commencement date which will be determined by the Company) provided that Executive has executed the release as described therein.
4.            All outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall be treated solely in accordance with the terms of the award agreements to which the Company and Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

G.            By Executive Without Good Reason
1.            Executive may terminate Executive's employment at any time by delivery of a written notice of resignation to the Company no less than sixty (60) days and no more than ninety (90) days prior to the effective date of Executive's resignation. Executive shall receive all Base Salary and benefits due under this Agreement through the next payroll date following the Date of Termination, and nothing more.
2.            Although Executive is not entitled to any severance amount in the event of termination pursuant to Section VI.G., the Company may, in its sole discretion, provide Executive with the opportunity to reduce the term of the non-compete and non-solicitation covenants in Section IX hereof, from twenty-four (24) months to eighteen (18) months, upon execution of a full release of claims in favor of the Company.
3.            All outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall be treated solely in accordance with the terms of the award agreements to which the Company and Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of Executive that have vested shall be paid out in accordance with the terms of the CAP as in effect on the Date of Termination. Executive shall not be entitled to receive any unvested Company contributions to the CAP.
H.            Following a Change in Control
1.            If Executive's termination of employment without Cause (pursuant to Section VI.E.) or by Executive for Good Reason (pursuant to Section VI.F.) occurs within twelve (12) months following a Change in Control and the termination is related to the event that triggered the Change in Control, then the amounts payable pursuant to Section VI.E. or Section VI.F. above, as the case may be, shall be paid to Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall be treated solely in accordance with the terms of the award agreements to which the Company and Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.
2.            For the purposes of this Agreement, a "Change in Control" shall mean any of the following events:
a.            any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

b.            as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction
3.            To the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as "deferred compensation" for purposes of Code Section 409A, a Change in Control shall mean a "change in the ownership of the Company," a "change in the effective control of the Company," or a "change in the ownership of a substantial portion of the assets of the Company" as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.
I.            Delay of Payments Pursuant to Section 409A.  It is intended that (1) each installment of the payments provided under this Agreement is a separate "payment" for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive's employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a "specified employee" (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive's death.  Any payments delayed pursuant to this Section VI.I shall be made in a lump sum on the first day of the seventh month following Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive's death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during Executive's employment or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, such amount shall be paid in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit.  In addition, notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.  For the avoidance of doubt, any payment due under this Agreement within a period following Executive's termination of employment or other event shall be made on a date during such period as determined by the Company in its sole discretion.

J.            DATE OF TERMINATION.  The date of delivery of a notice of termination or resignation by either the Company or Executive shall constitute the "Date of Termination," unless otherwise set forth herein.  For purposes of this Agreement, Executive will be deemed to have terminated employment when Executive has a "separation from service" from the Company as determined in accordance with Treasury Regulation 1.409A-1(h).
VII.            REPRESENTATIONS. Executive represents and warrants that Executive is not a party to any agreement or instrument that would prevent Executive from entering into or performing Executive's duties in any way under this Agreement.
VIII.            ASSIGNMENT, BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by Executive, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.
IX.            CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION
A.            Executive acknowledges that:
1.            the business of providing healthcare and/or well-being support services,  coaching or management in which the Company is engaged (the "Business") is intensely competitive and that Executive's employment by the Company will require that Executive have access to and knowledge of confidential information of the Company relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by Executive;
2.            the use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and
3.            the engaging by Executive in any of the activities prohibited by this Section IX. shall constitute improper appropriation and/or use of such information. Executive expressly acknowledges the trade secret status of the Company's confidential information and that the confidential information constitutes a protectable business interest of the Company. Other than as may be required in the performance of Executive's duties, Executive expressly agrees not to divulge such confidential information to anyone outside the Company without prior permission.
B.            Executive shall not:
1.            engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting the Business at the time of termination of Executive's employment hereunder. For purposes of this Agreement, "Competition" by Executive shall mean Executive's being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting Executive's name to be used in connection with the activities of any person or entity engaged in the Business, provided that, it shall not be a violation of this Section IX.B.1. for Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Exchange Act, provided that, Executive does not participate in the business of such corporation until such time as this covenant expires; and

2.            directly or indirectly, for Executive's benefit or for the benefit of any other person or entity, do any of the following:
a.            solicit from any customer, doing business with the Company as of the Date of Termination, business of the same or of a similar nature to the Business of the Company with such customer;
b.            solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to the knowledge of Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within eighteen (18) months prior to the Date of Termination; or
c.            recruit or solicit the employment or services of any person who was employed by the Company as of the Date of Termination and is employed by the Company at the time of such recruitment or solicitation.
3.            Executive acknowledges that the services to be rendered by Executive to the Company are of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by Executive of any of the provisions contained in this Section IX. will cause the Company irreparable injury. Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations. Executive acknowledges that the terms of this Section IX. and its obligations are reasonable and will not prohibit Executive from being employed or employable in the health care industry.
C.            If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.
D.            This Section IX shall be applicable during Executive's employment and for a period of eighteen (18) months after Executive's last day of employment regardless of the reason the Executive's employment terminated.  If Executive's employment is terminated under Section VI.D. or VI.G. (including if Executive's resignation does not comply with all of the requirements in Section VI.G. such as notice), then this Section IX shall be applicable for an additional six (6) months for a total of twenty-four (24) months following Executive's last day of employment.
X.            ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of Executive's choosing.

XI.            AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.
XII.            NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier, facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated on the signature page or to such other address as such party may subsequently give notice in writing.  Any notice delivered personally or by courier shall be deemed given on the date delivered. Any notice sent by facsimile, registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.
XIII.            SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.
XIV.            SURVIVORSHIP. The rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
XV.            GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof, and venue shall be the United States District Court for the Middle District of Tennessee.
XVI.            HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.
XVII.            COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.

HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Name:	Alfred Lumsdaine
Title: Date:	Chief Financial Officer
October 27, 2015

EXECUTIVE
/s/ Sidney W Stolz
Sidney Stolz
Date:	October 27, 2015

Addresses for Notice: Mr. Sidney Stolz ___________________________ Address on File______________ ___________________________	Healthways, Inc. 701 Cool Springs Blvd. Franklin, TN 37067 Attn: CEO w/copy to General Counsel